     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 2000


                                                      REGISTRATION NO. 333-33558
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                               AMENDMENT NO. 4 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               VARIAGENICS, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                            8731                           04-3182077
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or organization)     Classification Code Number)          Identification Number)

                            ------------------------

                               VARIAGENICS, INC.
                              60 HAMPSHIRE STREET
                              CAMBRIDGE, MA 02139
                                 (617) 588-5300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                                TAYLOR J. CROUCH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               VARIAGENICS, INC.
                              60 HAMPSHIRE STREET
                              CAMBRIDGE, MA 02139
                                 (617) 588-5300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

          JEFFREY M. WIESEN, ESQ.                       R.W. SMITH, JR., ESQ.
        PETER T. BUTTERFIELD, ESQ.                PIPER MARBURY RUDNICK & WOLFE LLP
        MINTZ, LEVIN, COHN, FERRIS,                       6225 SMITH AVENUE
          GLOVSKY AND POPEO, P.C.                     BALTIMORE, MARYLAND 21209
           ONE FINANCIAL CENTER                            (410) 580-3000
        BOSTON, MASSACHUSETTS 02111
              (617) 542-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses, all of which will be borne by the Company, in connection with the sale and distribution of the securities being registered, other than the estimated underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC registration fee........................................  $   26,400
NASD filing fee.............................................      10,500
Nasdaq National Market listing fee..........................      95,000
Blue Sky fees and expenses..................................      10,000
Transfer Agent and Registrar fees...........................      10,000
Accounting fees and expenses................................     325,000
Legal fees and expenses.....................................     375,000
Printing and mailing expenses...............................     150,000
Miscellaneous...............................................      98,100
                                                              ----------
    Total...................................................  $1,100,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article NINTH of the Registrant's Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

    Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

    Article NINTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

    Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    Under Section 7 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as
Exhibit 1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth in chronological order is information regarding shares of common stock issued and options and warrants granted by the Registrant in the three years preceding the filing of this Registration Statement. Further included is the consideration, if any, received by the Registrant for such shares and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

    A. CERTAIN STOCK OPTION GRANTS

    The Registrant from time to time has granted stock options to employees, consultants and directors in reliance upon exemption from registration pursuant to either (1) Section 4(2) of the Securities Act of 1933 or (2) Rule 701 promulgated under the Securities Act of 1933. The following table sets forth certain information regarding such grants:

                                                                       AVERAGE
                                                                       WEIGHTED
                                                            NUMBER     EXERCISE
                                                           OF SHARES    PRICE
                                                           ---------   --------
January 1, 1997 to December 31, 1997.....................    128,763    $0.23
January 1, 1998 to December 31, 1998.....................    523,380    $0.54
January 1, 1999 to December 31, 1999.....................  1,157,290    $0.54
January 1, 2000 to March 31, 2000........................  1,090,555    $1.18

    B. ISSUANCES OF CAPITAL STOCK AND WARRANTS

    1. In March 1997, we issued 5,948 shares of our common stock to a public relations firm in exchange for services rendered.

    2. In June 1997, we sold 2,240,482 shares of Series B redeemable convertible preferred stock to 6 accredited investors at a price of $5.42 per share and raised $12,148,878 in gross proceeds from the offering.

    3. In June 1997, we issued warrants to purchase 7,080 shares of our common stock at an exercise price of $7.77 per share to a leasing company in connection with a lease financing.

    4. In July 1997, we issued 114,430 shares of our common stock to Fred D. Ledley, M.D., our former President and Chief Executive Officer, as compensation for services.

    5. In September 1997, we issued 92,209 shares of Series C convertible preferred stock valued at $420,345 to Avitech Diagnostics, Inc. in connection with our acquisition of certain Avitech net assets.

    6. From time to time in 1997, we issued a total of 140,787 shares of our common stock to certain of our employees and consultants in consideration for services rendered to us.

    7. In March 1998, we issued 38,064 shares of restricted stock to Anne L. Bailey, our Vice President, Diagnostic and Process Development, at a price of $0.54 per share.

    8. In March 1998, we issued 8,921 shares of our common stock to our legal counsel as compensation for services rendered.

    9. In May 1998, we issued 11,895 shares of our common stock to a licensing collaborator in exchange for services performed.

    10. In July 1998, we issued warrants to purchase 46,419 shares of our common stock at an exercise price of $8.62 per share to a lender in connection with a financing.

    11. In March 1999, we issued 8,327 shares of our common stock to a licensing collaborator in exchange for services performed.

    12. In May 1999, we issued warrants to purchase 5,551 shares of our common stock at a price of $8.62 per share to a leasing company in connection with an equipment lease transaction.

    13. In June 1999, we issued warrants for the purchase of 43,920 shares of Series E redeemable convertible preferred stock to a lender at an exercise price of $2.73 per share in connection with a bridge financing.

    14. In July 1999, we issued 380,640 shares of Series D redeemable convertible preferred stock to MDS Capital at a price of $2,73 per share in exchange for MDS Capital's shares of Series A preferred stock of Nova Molecular, Inc.

    15. In July 1999, we issued 14,274 shares of our common stock to Fred D. Ledley, M.D., our former President and Chief Executive Officer, as compensation for services.

    16. In July 1999, we sold an aggregate of 4,219,857 shares of Series E redeemable convertible preferred stock to 7 accredited investors and 2,734,142 shares of Series E-2 redeemable convertible preferred stock to 6 accredited investors at a price of $2.73 per share. We also issued warrants for the purchase of up to 1,265,957 shares of Series E preferred and 820,242 shares of common stock at an exercise price of $2.73 per share. The purchasers of Series E redeemable convertible preferred stock received warrants to purchase Series E redeemable convertible preferred stock and those purchasing Series E-2 redeemable convertible preferred stock received warrants to purchase our common stock. We raised approximately $19,000,000 in gross proceeds from the offering.

    17. In September 1999, we issued 89,213 shares of restricted stock to Taylor
J. Crouch, our President and Chief Executive Officer, at a purchase price of $0.01 per share and in consideration for services rendered to us.

    18. In January 2000, we issued 6,536 shares of our common stock to Fred D. Ledley, M.D., our former President and Chief Executive Officer, in connection with his departure from us.

    19. In March 2000, we sold an aggregate of 4,664,705 shares of Series F redeemable convertible preferred stock to 16 accredited investors at a price of $4.29 per share. We raised approximately $20,000,000 in gross proceeds from the offering.

    20. In June 2000, we issued 35,685 shares of our common stock to an academic institution in connection with entering into a license agreement.

    The securities issued in the foregoing transactions were either (i) offered and sold in reliance upon exemptions from the Securities Act registration requirements set forth in Sections 3(b) and 4(2) of the Securities Act, or any regulations promulgated thereunder, relating to sales by an issuer not involving any public offering, or (ii) in the case of certain options to purchase shares of common stock and shares of common stock issued upon the exercise of such options, such offers and sales were made in reliance upon an exemption from registration under Rule 701 of the Securities Act. No underwriters were involved in the foregoing sales of securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS


     EXHIBIT NO.        DESCRIPTION
---------------------   ------------------------------------------------------------
         #1             Form of Underwriting Agreement

         #3.1           Certificate of Incorporation of the Company, as amended

         #3.2           Restated Certificate of Incorporation of the Company, to be
                        effective upon the closing of this offering

         #3.3           Bylaws of the Company

         #3.4 Restated Bylaws of the Company, to be effective upon the closing of this offering

         #3.5           Certificate of Correction of Certificate of Amendment of
                        Certificate of Incorporation

         #3.6           Certificate of Correction of Certificate of Amendment of
                        Certificate of Incorporation

         #3.7           Form of Certificate of Amendment of Restated Certificate of
                        Incorporation, to be filed prior to effectiveness

         #4.1           Specimen certificate for shares of common stock

          5             Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                        P.C.

        #10.1           Amended 1997 Employee, Director and Consultant Stock Option
                        Plan

        #10.2           Lease Agreement between 205 Broadway Realty Trust and the
                        Company, dated May 15, 1998.

        #10.3 Amendment to Loan Documents, dated as of June 24, 1999, by and between the Company and Imperial Bank.

        #10.4 Loan Agreement, dated as of July 10, 1998, by and between the Company and Imperial Bank.

        #10.5 General Security Agreement, dated as of July 10, 1998, by and between the Company and Imperial Bank.

     EXHIBIT NO.        DESCRIPTION
---------------------   ------------------------------------------------------------
        #10.6           Employment Agreement, dated March 18, 1999, by and between the Company and Taylor J. Crouch.

        #10.7           Employment Agreement, dated January 27, 1998, by and between the Company and Anne L. Bailey.

        #10.8           Employment Agreement, dated July 1, 1998, by and between the
                        Company and Colin W. Dykes, Ph.D.

        #10.9           Employment Agreement, dated January 21, 2000, by and between the Company and Bruce L. Maloff, Ph.D.

        #10.10 Employment Agreement, dated March 15, 1993, by and between the Company and Vincent Stanton, Jr., M.D.

        #10.11 Employment Agreement, dated December 23, 1998, by and between the Company and Richard P. Shea.

      #**10.12          Alliance Agreement, dated August 2, 1999, by and between the
                        Company and Covance, Inc.

       **10.13          Marketing Alliance Agreement, dated as of December 1, 1998, by and between the Company and Quintiles Transnational Corp.

      #**10.14          Co-Marketing of Services Agreement, dated as of July 27,
                        1999, by and between the Company and NMI.

        #10.15          2000 Employee Stock Purchase Plan.

        #10.16 Consulting Agreement, dated April 17, 2000, by and between the Company and Alan C. Houston, M.D.

      #**10.17          Collaboration Agreement, dated May 24, 2000, between the
                        Company and Bruker Daltonics, Inc.

       **10.18 Strategic Alliance Agreement, dated June 21, 2000, between the Company and Waters Technologies Corporation.

        #10.19          Standstill Agreement, dated June 21, 2000, between the
                        Company and Waters Investments Limited.

        #10.20          Form of Warrant to Purchase Stock.

        #10.21          Stock Purchase Agreement, dated June 21, 2000, between the
                        Company and Waters Investment Limited.

        #23.1           Consent of PricewaterhouseCoopers LLP.

        #23.2           Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                        P.C. (included in Exhibit 5).

        #24             Power of Attorney (included at page II-6).

        #27             Financial Data Schedule.


------------------------

** Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's application requesting confidential treatment under Rule 406 of the Securities Act.

#  Previously filed.

(B) FINANCIAL STATEMENT SCHEDULES

    All schedules have been omitted because they are not required or because the required information is given in the Registrant's Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions contained in the Certificate of Incorporation of the Registrant and the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts, on this 20th day of July, 2000.


                                                       VARIAGENICS, INC.

                                                       By:             /s/ TAYLOR J. CROUCH
                                                            -----------------------------------------
                                                                        Taylor J. Crouch,
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.


                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----
                /s/ TAYLOR J. CROUCH                   President, Chief Executive
     -------------------------------------------         Officer and Director            July 20, 2000
                  Taylor J. Crouch                       (principal executive officer)

                          *                            Chief Financial Officer and
     -------------------------------------------         Treasurer (principal financial  July 20, 2000
                   Richard P. Shea                       and accounting officer)

                          *
     -------------------------------------------       Director                          July 20, 2000
                David Housman, Ph.D.

                          *
     -------------------------------------------       Director                          July 20, 2000
          Philippe O. Chambon, M.D., Ph.D.

                          *
     -------------------------------------------       Director                          July 20, 2000
                   Mark P. Carthy

                          *
     -------------------------------------------       Director                          July 20, 2000
             Jean-Francois Formela, M.D.

                          *
     -------------------------------------------       Director                          July 20, 2000
                 Martin A. Vogelbaum

                          *
     -------------------------------------------       Director                          July 20, 2000
                  David A. Shotland

                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----
                          *
     -------------------------------------------       Director                          July 20, 2000
               William A. Scott, Ph.D.

                          *
     -------------------------------------------       Director                          July 20, 2000
                 Anthony Wild, Ph.D.



* By executing his name hereto on July 20th, 2000, Taylor J. Crouch is signing this Registration Statement on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.


By:                /s/ TAYLOR J. CROUCH
          --------------------------------------
                     Taylor J. Crouch
                     ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


     EXHIBIT NO.                                DESCRIPTION
---------------------                           -----------
         #1             Form of Underwriting Agreement.

         #3.1           Certificate of Incorporation of the Company, as amended.

         #3.2           Restated Certificate of Incorporation of the Company, to be
                        effective upon the closing of this offering.

         #3.3           Bylaws of the Company.

         #3.4 Restated Bylaws of the Company, to be effective upon the closing of this offering.

         #3.5           Certificate of Correction of Certificate of Amendment of
                        Certificate of Incorporation.

         #3.6           Certificate of Correction of Certificate of Amendment of
                        Certificate of Incorporation.

         #3.7           Form of Certificate of Amendment of Restated Certificate of
                        Incorporation, to be filed prior to effectiveness.

         #4.1           Specimen certificate for shares of common stock.

          5             Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                        P.C.

        #10.1           Amended 1997 Employee, Director and Consultant Stock Option
                        Plan.

        #10.2           Lease Agreement between 205 Broadway Realty Trust and the
                        Company, dated May 15, 1998.

        #10.3 Amendment to Loan Documents, dated as of June 24, 1999, by and between the Company and Imperial Bank.

        #10.4 Loan Agreement, dated as of July 10, 1998, by and between the Company and Imperial Bank.

        #10.5 General Security Agreement, dated as of July 10, 1998, by and between the Company and Imperial Bank.

        #10.6 Employment Agreement, dated March 18, 1999, by and between the Company and Taylor J. Crouch.

        #10.7           Employment Agreement, dated January 27, 1998, by and between the Company and Anne L. Bailey.

        #10.8           Employment Agreement, dated July 1, 1998, by and between the
                        Company and Colin W. Dykes, Ph.D.

        #10.9           Employment Agreement, dated January 21, 2000, by and between the Company and Bruce L. Maloff, Ph.D.

        #10.10 Employment Agreement, dated March 15, 1993, by and between the Company and Vincent P. Stanton, Jr., M.D.

        #10.11 Employment Agreement, dated December 23, 1998, by and between the Company and Richard P. Shea.

      #**10.12          Alliance Agreement, dated August 2, 1999, by and between the
                        Company and Covance, Inc.

       **10.13          Marketing Alliance Agreement, dated as of December 1, 1998, by and between the Company and Quintiles Transnational Corp.

      #**10.14          Co-Marketing of Services Agreement, dated as of July 27,
                        1999, by and between the Company and NMI.

        #10.15          2000 Employee Stock Purchase Plan.

        #10.16 Consulting Agreement, dated April 17, 2000, by and between the Company and Alan C. Houston, M.D.

     EXHIBIT NO.                                DESCRIPTION
---------------------                           -----------
      #**10.17          Collaboration Agreement, dated May 24, 2000, between the
                        Company and Bruker Daltonics, Inc.

       **10.18 Strategic Alliance Agreement, dated June 21, 2000, between the Company and Waters Technologies Corporation.

        #10.19          Standstill Agreement, dated June 21, 2000, between the
                        Company and Waters Investments Limited.

        #10.20          Form of Warrant to Purchase Stock.

        #10.21          Stock Purchase Agreement, dated June 21, 2000, between the
                        Company and Waters Investment Limited.

        #23.1           Consent of PricewaterhouseCoopers LLP.

        #23.2           Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,
                        P.C. (included in Exhibit 5).

        #24             Power of Attorney (included at page II-6).

        #27             Financial Data Schedule.


------------------------

** Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

#  Previously filed.